Joint Venture Agreement

We, GUS YEPES, U.S. citizen holding passport number 046673104, on behalf of SkyLynx Communications Inc., a U.S. registered corporation, JUAN CARLOS PACHECO BOLANOS, Costa Rican citizen, holding identification number 2-421-993, on behalf of IdNet, S.A. (hereinafter referred as: IdNet), a Costa Rican registered Corporation with identification number 3-101-234977, GILBERT SALAZAR CASTILLO, Costa Rican citizen holding identification number 6-132-950, on behalf of Inversiones Sinalco, S.A. (hereinafter referred as: Sinalco), a Costa Rican registered Corporation with identification number 3-101-160328, hereby agree to sign the following Joint Venture Agreement:

I.

PURPOSE: To own, initiate and develop a joint venture to sell wireless technology products and services in the Republic of Costa Rica, specifically to implement a nationwide broadband data backbone (5.8 GHz) with a combination of last-mile solutions (2.4GHz, 900 MHz, 150 MHz ) enabling to offer the following services: PTP (Point to Point) data and voice connectivity; ISP (Internet Services Provider) and Mobile-IP and AVL. The services will be based on a MSF (Monthly Subscriber Fee) income model that includes the service itself, maintenance, support and equipment rental.

II.

LEGAL STRUCTURE: The business that will operate under the Costa Rican registered corporation: "DirectCom, S.A.", a Costa Rican Corporation with identification number 3-101-351295, that will change its name to: "SkyLynx Communications de Costa Rica, S.A.". This will be a shell company since all services will be outsourced, thus each shareholder/party will carry its own operating expenses.

III.	BUSINESS LOCATION: Palmares, Costa Rica.
IV.	SHARE DISTRIBUTION of "SkyLynx Communications de Costa Rica, S.A.":
A)	SkyLynx Communications Inc. will hold and own 75 % of the shares;
B)	IDNet will hold and own 20 % of the shares;
C)	Sinalco will hold and own 5 % of the shares.
V.	BOARD OF DIRECTORS of "SkyLynx Communications de Costa Rica, S.A.":
GUS YEPES: President
JUAN CARLOS PACHECO: Secretary
GILBERT SALAZAR: Treasurer
VI.

VOTES: Majority vote of the total corporation's shareholders is required on any shareholder resolutions, nevertheless unanimous vote is required on amendment of the Articles of Incorporation of SkyLynx Communications de Costa Rica, S.A.

VII.	CONTRIBUTIONS:
A)	SkyLynx Communication Inc. (U.S.A.) will provide the following:
1)	initial financing for equipment and parts purchase;
2)	suppliers and investors management;
3)	international services;
4)	local corporate management.
B)	IdNet will provide the following:
1)	sales and marketing;
2)	client management;
3)	operations management.
C)	Sinalco will provide:
1)	towers, tower sites, antennas and radio installations;
2)	signal propagation studies;
3)	preventive and corrective support.
VIII.	COMPENSATIONS:
A)	IdNet will have 30% sales commission.
B)	Sinalco will charge to "SkyLynx Communications de Costa Rica, S.A.":
1)	For Tower installation: Type C: $6,500, Type B: $4,500, Type A: $2,500 (the towers will be owned 50% by each Sinalco and SkyLynx Communications de Costa Rica, S.A.)
2)	Antenna and communication equipment installation per site: $200
3)	Preventive maintenance per site: $150 on a quarterly basis.
4)	Corrective maintenance: transportation and daily expense allowances as needed.
5)	Tower space rental per antenna: $100
C)

Individual rental or lease contracts must be formalized between Sinalco and SkyLynx Communications de Costa Rica, S.A. for each tower and/or site. Sinalco will maintain the above prices and fees for 18 months upon signature of this contract. A 10% and 20% price discount will be granted to SkyLynx Communications de Costa Rica, S.A. for half-yearly or yearly tower rental contracts, respectively.

IX.

MONETARY COMPENSATIONS: The outsourcing services of the shareholders will be paid as follows: a 30% of the net profit will be distributed based on each shareholder ownership. The communication equipment will be considered SkyLynx, Inc. (U.S.A.) property until SkyLynx Communications de Costa Rica, S.A. repays its cost and shipment and handling.

X.

FIRST RIGHT OF REFUSAL: No partner can sell out without first offering his share(s) to the other partners in equal proportion to their interest. The partners will have 30 days to make a decision and 7 days to close out. The share's price must be of Fair Market Value, and any dispute regarding this price, will be solved by arbitration, as described in the ARBITRATION CLAUSE of this contract.

XI.

DEATH OR BANKRUPCY OF SHAREHOLDER: In this case, the representative of the deceased or troubled shareholder has 30 days to decide to stay in or sell their shares. Existing shareholders will have First Right of Refusal to buy these shares, following the Fair Market Value rule of clause X.

XII	REPRESENTATION: Shareholders may be represented in the shareholder meetings by Proxy.
XIII.	DURATION: This agreement shall have unlimited term while "SkyLynx Communications de Costa Rica, S.A." is operative.
XIV.

ARBITRATION CLAUSE: Any dispute that shall arise as a result of interpretation or execution of any part of this agreement shall be resolved by an Arbitration Panel according to the rules and regulations of the Arbitration Department of the American Chamber of Commerce established in Costa Rica.

XV.	GOVERNING LAW: This Partnership Agreement shall be governed by the Laws of the Republic of Costa Rica.
XVI.

ADDENDUMS: Considered as part of this agreement are the CONFIDENTIALITY AGREEMENT, as ADDENDUM # 1 and the NON CIRCUMVENT AND NON COMPETE AGREEMENTS, as ADDENDUM # 2, that will be signed by all parties on this same date.

We hereby sign three originals San Jose, Costa Rica, this December 10th, 2003.

_____________________________                                 ______________________________

______________________________

MARIO BALTODANO VARGAS
NOTARY PUBLIC OF SAN JOSE, COSTA RICA
CERTIFIES:

That the above signatures are true and faithful. In witness whereof, I sign on the tenth day of December, two thousand and three.

ADDENDUM # 1

SkyLynx Communications de Costa Rica, S.A.

Non-circumvent and non-compete agreement

FOR GOOD CONSIDERATION, the Undersigned, GUS YEPES, U.S. citizen holding passport number 046673104, on behalf of SkyLynx Communications Inc., a U.S. registered corporation, JUAN CARLOS PACHECO BOLANOS, Costa Rican citizen, holding identification number 2-421-993, on behalf of IdNet, S.A. (hereinafter referred as: IdNet), a Costa Rican registered Corporation with identification number 3-101-234977, GILBERT SALAZAR CASTILLO, Costa Rican citizen holding identification number 6-132-950, on behalf of Inversiones Sinalco, S.A. (hereinafter referred as: Sinalco), a Costa Rican registered Corporation with identification number 3-101-160328, or its lawful successors or assignees not to compete with the business of wireless technology products and services.

The terms "Non-Circumvent and or Non-Compete" as used herein shall mean that the Undersigned shall not directly or indirectly engage in a business or other activity described as: wireless technology products and services sale in the Republic of Costa Rica as stated and described in the Joint Venture Agreement signed by all parties, notwithstanding whether said participation be as an owner, officer director, employee, agent, consultant, partner, leasee or stockholder in a company exercising the above mentioned activity or in its holdings, subsidiaries related or affiliated companies or entities.

This covenant shall extend only for the Republic of Costa Rica, and shall remain in force and effect for two (2) years from date hereof. In the event on any breach, the Costa Rican registered corporation: "DirectCom, S.A.", a Costa Rican Corporation with identification number 3-101-351295, that will change its name to: "SkyLynx Communications de Costa Rica, S.A.", shall be entitled to full injunctive relief without need to post bond, which rights shall be cumulative with and not necessarily successive or exclusive of any other legal rights.

This agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

Signed three originals this 10th day, December, 2003.

________________________________         ____________________________________

________________________________

MARIO BALTODANO VARGAS
NOTARY PUBLIC OF SAN JOSE, COSTA RICA
CERTIFIES:

That the above signatures are true and faithful. In witness whereof, I sign on the tenth day of December, two thousand and three.

_____________________________________

ADDENDUM # 2
SkyLynx Communications de Costa Rica, S.A.
Confidentiality agreement

The Undersigned, GUS YEPES, U.S. citizen holding passport number 046673104, on behalf of SkyLynx Communications Inc., a U.S. registered corporation, JUAN CARLOS PACHECO BOLANOS, Costa Rican citizen, holding identification number 2-421-993, on behalf of IdNet, S.A. (hereinafter referred as: IdNet), a Costa Rican registered Corporation with identification number 3-101-234977, GILBERT SALAZAR CASTILLO, Costa Rican citizen holding identification number 6-132-950, on behalf of Inversiones Sinalco, S.A. (hereinafter referred as: Sinalco), a Costa Rican registered Corporation with identification number 3-101-160328, or its lawful successors or assignees, as Directors and/or advisors, and/or shareholders of the Costa Rican registered corporation: "DirectCom, S.A.", a Costa Rican Corporation with identification number 3-101-351295, that will change its name to: "SkyLynx Communications de Costa Rica, S.A." (the Company), are executing this Confidentiality Agreement, in connection with the disclosure of verbal information obtained during or as a result of any formal or informal meeting, conversation or discussion with any of the Directors, officers, executives, representatives, employees, consultants or advisors of the above mentioned company, or statements made by any of them, as well as of any written documents or information given to the undersigned because of his position. All information, including but not limited to, legal, financial, accounting, management, administrative, technical, ecological, energy, marketing and sales information, research, internal or external investigations, company policies, strategies, objective goals and reports, surveys, agreements, documents, materials and oral and/or written information with respect to the company, whether delivered, or made available, or to be delivered in the future shall be subject to the terms of this Agreement.

The undersigned acknowledge and agree that the Company's information is confidential and is intended solely for the undersigned's limited use for the purpose of exercising his role, position and duties as Directors and/or advisors, and/or shareholders to the above mentioned company.

I. With respect to the Company's Information, the undersigned agree as follows:

A)	To keep the Company's Information permanently confidential, and not to disclose, divulge or reproduce any Company's Information for the benefit of any person or entity.
B)	To use the Company's Information solely for the purpose of evaluating his position and advise to the company.
C)	Not to include any Company's Information in an individual or pooled data bank (including without limitation to computerized systems) that is to be disseminated to persons other than the undersigned.
D)	Not to make any news release, public announcement, denial or confirmation with respect to any information about the Company.

II. Notwithstanding the foregoing, the following shall not constitute confidential information for purposes of this agreement:

A)

Information that has become available to the shareholders or the public by the Company's Board of Directors or management and not as a result of a disclosure by or through the undersigned or its employees, representatives, and agents.

B)	Information that was available to the undersigned prior to its disclosure to the undersigned by the Board of Directors or the management of the Company.
C)

Information that becomes available to the undersigned from a source different that the Board of Directors or the management, not subject to the best knowledge of the undersigned after due inquiry, to any prohibition against disclosing the information to the undersigned.

D)	Information delivered to shareholders or third parties by the undersigned, when acting as a consultant or advisor exercising proper duties on behalf of the Company.

III. This Agreement will be governed by the laws of Costa Rica.

IV. Companies Information shall not be furnished to the undersigned in the absence of this Agreement.

Accepted and agreed we sign three originals, this 10th day of December, 2003.

_______________________                        _______________________

_______________________

MARIO BALTODANO VARGAS
NOTARY PUBLIC OF SAN JOSE, COSTA RICA
CERTIFIES:

That the above signatures are true and faithful. In witness whereof, I sign on the tenth day of December, two thousand and three.

____________________________________

PODER ESPECIAL

Yo, SONIA MARIA JIMENEZ VARGAS, mayor, casada una vez, empresaria, vecina de Palmares, Alajuela, con cedula 2-415-551, en mi condicion de representante legal y Presidente con facultades suficientes para este acto de la sociedad: IdNet, S.A., cedula juridica 3-101-234977, inscrita en el Registro Mercantil al tomo 1149, folio 038, asiento 044, otorgo PODER ESPECIAL amplio y suficiente, de conformidad con el articulo mil doscientos cincuenta y seis del Codigo Civil, al SeNor JUAN CARLOS PACHECO BOLANOS, mayor, casado una vez, empresario, vecino de Palmares, con cedula 2-421-993, para que en nombre y representacion de la compania firme los acuerdos denominados "JOINT VENTURE AGREEMENT", "CONFIDENTIALITY AGREEMENT" y "NON CIRCUMVENT AND NON COMPETE AGREEMENT", con las companias SKYLYNX COMMUNICATIONS, INC., corporacion estadounidense representada en esos actos por el Senor GUS YEPES e INVERSIONES SINALCO, S.A., sociedad representada por el Senor GILBERT SALAZAR CASTILLO, en los terminos y condiciones que el mandatario estime convenientes para los intereses de su mandante. En fe de lo anterior firmo en Palmares el dia diez de diciembre del dos mil tres.

________________________________
SONIA MARIA JIMENEZ VARGAS
ES AUTENTICA: